EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Michael Anthofer	Moriah Shilton
Chief Financial Officer	Sr. Director, Investor Relations
408-321-6711	408-321-6713

TESSERA TECHNOLOGIES PROVIDES THIRD QUARTER 2011 GUIDANCE

San Jose, Calif., Sept. 8, 2011 – Tessera Technologies, Inc. (Nasdaq: TSRA) provided financial guidance for the third quarter ending Sept. 30, 2011.

Third quarter 2011 total revenues are expected to be approximately $60 million, which compares to second quarter 2011 total revenue of $70.7 million and third quarter 2010 total revenue of $82.1 million, respectively.

Third quarter 2011 Micro-electronics revenues, which come entirely from Tessera, Inc., a wholly owned subsidiary of Tessera Technologies, Inc., are expected to be approximately $50 million. As a comparison, second quarter 2011 royalties and license fees were $60.5 million and third quarter 2010 royalties and license fees were $72.0 million.

Apart from one-time items and the impact of volume pricing adjustments Tessera, Inc. has with two of its major DRAM manufacturer licensees, third quarter 2011 revenues are expected to be flat sequentially and down approximately $5 million as compared to the third quarter of 2010, due to lower year-over-year units reported in aggregate by Tessera, Inc.’s licensees.

Third quarter 2011 Imaging & Optics revenues, in total, are expected to be approximately $10 million, which compares to second quarter 2011 revenue of $10.2 million and third quarter 2010 revenue of $10.1 million, respectively.

Third quarter 2011 Imaging & Optics royalty and license fees revenues are expected to be approximately $5 million, as compared to second quarter 2011 royalties and license fees of $4.9 million and third quarter 2010 royalties and license fees of $4.0 million, respectively.

Imaging & Optics products and services revenues are expected to be approximately $5 million. This compares to products and services revenue of $5.3 million in the second quarter of 2011 and $6.1 million in the third quarter of 2010, respectively. The third quarter 2011 products and services revenue guidance reflects expected lower sales to the company’s served semiconductor capital equipment market than in the prior and year-ago quarters.

Non-GAAP operating expenses for the third quarter 2011, excluding litigation expense, are expected to range between $38 million and $39.5 million, and include an expected restructuring charge in the range of $2.0 million to $2.5 million related to the closure of the company’s Yokohama Japan development facility, which was announced on Aug. 25, 2011.

Non-GAAP cost of revenues is expected to be up approximately $200,000 to $400,000 sequentially, due to changes in product mix.

Non-GAAP R&D is expected to be up approximately $1.6 million to $2.0 million sequentially as the company anticipates additional non-recurring engineering and material cost and increased personnel to support the continued advancement of its Micro Electrical Mechanical Systems (MEMS) products.

Non-GAAP SG&A is expected to be up approximately $300,000 to $700,000 sequentially.

Litigation expense in the third quarter of 2011 is expected to be significantly above the second quarter 2011 litigation expense of $7.2 million due to efforts related to the Amkor arbitration, the Hynix antitrust action, the UTAC (Taiwan) breach of contract case, the Sony and Renesas Electronics Corporation patent infringement cases, and legal activity related to matters pending in the U.S. Court of Appeals for the Federal Circuit and the U.S. Supreme Court. Tessera, Inc. continues to pursue legal redress based on its long standing practice of ensuring fair payment for use of its IP and protecting its licensees in good standing. The timing of resolution of these litigation and arbitration matters is difficult to predict.

Third quarter 2011 stock-based compensation is expected to range between $5.5 million and $6.0 million and amortization of intangible assets is expected to be $4.3 million.

Operating expenses for the third quarter 2011, excluding litigation expense, are expected to range between $47.8 million and $49.8 million on a GAAP basis. This range includes the expected restructuring charge related to the closure of the company’s Yokohama Japan development facility.

The table below provides a reconciliation of Non-GAAP to GAAP operating expenses excluding litigation expense for second quarter 2011 financial results and third quarter 2011 guidance.

	Q2 2011 Non-GAAP to GAAP Reconciliation				Non- GAAP					Q3 2011 Non-GAAP to GAAP Reconciliation
	Non-GAAP	SBC	Amort	GAAP	Q2 2011	Inc/(Dec) in Expense		Q3 2011 Range		SBC	Amort	GAAP Range
$ in millions						Lo Var	Hi Var	Lo	Hi			Lo	Hi
COR	3.5	0.1	1.7	5.3	3.5	0.2	0.4	3.7	3.9	0.1	1.7	5.5	5.7
R&D	15.6	2.4	0.8	18.8	15.6	1.6	2.0	17.2	17.6	2.5	0.8	20.5	20.9
SG&A	14.8	6.3	1.7	22.8	14.8	0.3	0.7	15.1	15.5	2.9 - 3.4	1.8	19.8	20.7
Restructuring	-	-	-	-	-	2.0	2.5	2.0	2.5	-	-	2.0	2.5
Total	33.9	8.8	4.2	46.9	33.9	4.1	5.6	38.0	39.5	5.5 - 6.0	4.3	47.8	49.8

As a reminder, the second quarter of 2011 GAAP operating expenses included $2.7 million in stock based compensation expense resulting from the departure of two executive members of the company’s management team in the second quarter.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the company’s financial guidance, impact of volume pricing adjustments in our Micro-electronics segment, the costs associated with the closure of the Yokohama Japan development facility, and the company’s IP protection efforts, including litigation. Material factors that may cause results to differ from the statements made include changes to the company’s plans or operations relating to its businesses and groups, market or industry conditions; delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to identify or complete a favorable transaction with respect to the Imaging & Optics business; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2010 and Form 10-Q for the period ended June 30, 2011, include more information about factors that could affect the company’s financial results. Tessera assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera’s website or elsewhere, its continued availability does not indicate that Tessera is reaffirming or confirming any of the information contained herein.

About Tessera

Tessera Technologies, Inc., headquartered in San Jose, California, develops, invests in, licenses and delivers innovative miniaturization technologies and products for wireless and computing products. More than 65% of Tessera’s employees are dedicated technologists or inventors. The company’s micro-electronics solutions enable smaller, higher-functionality devices through chip-scale and wafer-level packaging, silicon-level interconnect and 3-D packaging, as well as silent air cooling technology. Tessera’s imaging and optics solutions provide cost-effective, high-quality camera functionality in consumer electronic products through technologies that include Extended Depth of Field (EDoF), zoom and MEMS-based auto-focus. The company also offers custom micro-optics for semiconductor lithography, communications, medical, industrial and other applications. For information call 1.408.321.6000 or go to www.tessera.com.

Tessera and the Tessera logo are trademarks or registered trademarks of Tessera, Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company’s earnings guidance contains non-GAAP financial measures adjusted for either one-time or ongoing non-cash acquired intangibles amortization charges, acquired in-process research and development, all forms of stock-based compensation, impairment charges on long-lived assets, and related tax effects. The non-GAAP financial measures also exclude the effects of FASB Accounting Standards Codification Topic 718 – Stock Compensation upon the number of diluted shares used in calculating non-GAAP earnings per share. Management believes that the non-GAAP measures used in this release provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial measures calculated in accordance with GAAP and reconciliations to those financial measures should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

TSRA-E

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